Exhibit 99.1

NEWS RELEASE COMPUWARE CORPORATION

Corporate Headquarters One Campus Martius • Detroit, Michigan 48226 (313) 227-7300

For Immediate Release
April 8, 2013

 Compuware Corporation Announces Changes to Board of Directors

DETROIT--April 8, 2013--Compuware Corporation (NASDAQ: CPWR), the technology performance company, today announced several changes to its Board of Directors.

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David Fubini, a senior director of McKinsey & Company, Inc., and Lee Roberts, the former chief executive officer of FileNet, were appointed to the company’s Board of Directors, effective April 5, 2013.

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W. James Prowse has retired from the Board, effective March 31, 2013. Prowse is retiring from the Board after many years of service to focus on his role as chief financial officer of Covisint and that company’s pending initial public offering.

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Gurminder S. Bedi has assumed the position of Chairman of the Board, effective April 1, 2013. Bedi replaces Peter Karmanos, Jr., who had previously announced his intention to retire on March 31, 2013, the end of the company’s fiscal year.  Karmanos cofounded Compuware in 1973 and had been the Chairman of the Board since the company went public in 1992.  Bedi has served as one of Compuware’s directors since October 2002.  He is a private investor and formerly served as a vice president of Ford Motor Company during a 30-year career there. Bedi also serves on the board of directors of KEMET Corporation and Actuant Corporation, serving on the Governance and Compensation committees for both companies.

“It is an honor to succeed Peter as Compuware’s Chairman,” said Bedi. “He is a true pioneer in the information technology industry, a brilliant entrepreneur, and a savvy and talented business executive. It is humbling to know that I will be succeeding a man who has had such a meaningful and lasting impact on the high tech landscape over the last forty years. Pete built Compuware from the ground up into one of the most important information technology companies in the world and has positioned it well for future success by transitioning the company into higher growth business sectors. I think I can speak for everyone at Compuware by thanking him for all he has done for Compuware as well as the City of Detroit. His civic and philanthropic contributions to the community have left an indelible mark on the health and well-being of this City. We wish him the best in his post-retirement endeavors.  I also want to thank Jim for his many years of service to the company, both as an executive and as a member of the Board. He is a gifted strategist and his depth of experience and strong financial skills have been instrumental over the years in helping build the company. We wish Jim well in helping guide Covisint’s future.

“Additionally, I would like to welcome David and Lee to our Board of Directors. Both are highly qualified individuals with a wealth of knowledge and experience in key areas that will greatly benefit the company and its shareholders. We are extremely pleased and fortunate to add them to our team. With such strong leadership and managerial expertise in place, I look forward to helping lead Compuware into its next phase of success with a strong Board and management team. Together, we are intently focused on maximizing the substantial value of this company.”

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Compuware Corporation Announces Board of Directors Changes
April x, 2013

Fubini is completing his third decade as a senior director of McKinsey & Company, Inc. from which he will retire at year end. David is the past leader of McKinsey’s New England operations.  He is a former leader of McKinsey’s North American Organization Practice and the founder and leader of the firm’s Worldwide Merger Integration Practice. He has led McKinsey’s efforts for nearly a dozen of the world’s 25 largest transactions and has experience with a wide array of mergers and acquisitions. He has also participated in a wide cross section of McKinsey’s governance forums and committees.

Roberts is a seasoned software executive with more than 30 years of experience in the technology industry. He was the former chief executive officer and chairman of FileNet, the market leader in content and business process management, where he oversaw the growth of the company and its subsequent sale to IBM. Roberts began his career at IBM and rose through the ranks to hold executive positions in marketing, sales, and IBM's global PC, networking and software businesses. In addition, he has significant corporate governance experience, having served on a number of both public and private company boards during the last 16 years. He is a financial expert and has served on audit, compensation, M&A and strategic committees.

Compuware Corporation

Compuware Corporation, the technology performance company, makes technology make a difference by providing software, experts and best practices to ensure technology works well and delivers value. Compuware solutions make the world's most important technologies perform at their best for leading organizations worldwide, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

Follow us on Twitter at http://twitter.com/compuware.

Compuware Press Contact

Lisa Elkin, Vice President, Marketing and Communications, 313-227-7345

For Sales and Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI 48226, 800-521-9353, http://www.compuware.com